THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $77,320	Columbus, Ohio
Effective Date: September 21, 2017

FOR VALUE RECEIVED, Intellinetics, Inc., a Nevada corporation, with its principal place of business at 2190 Dividend Drive, Columbus, OH 43228, and its successors and assigns (the “Company”), promise to pay to the order of [NAME] (the “Payee”), having an address at [ADDRESS], or at such other place as the Payee may hereafter specify in writing, on the earlier to occur of (a) September 21, 2018, or (b) the acceleration of this Note by Payee upon the occurrence of a Default (as defined below) (such earlier date, the “Maturity Date”), the principal sum of Seventy-Seven Thousand Three Hundred Twenty Dollars ($77,320) (the “Principal Amount”).

This Note has been issued with an original issue discount (“OID”) of Two Thousand Three Hundred Twenty Dollars ($2,320) from the Principal Amount. This Note is executed and delivered as of October 22, 2017, but is intended to memorialize the terms of an advance of $75,000 (representing the Principal Amount less OID) made by the Payee to the Company on September 21, 2017 (the “Effective Date”), and as such this Note is intended to be effective as of the Effective Date.

1. The Payee shall have the right, at his option, at any time on or before the repayment of the Note, to convert, in whole or in part, subject to the terms and provisions hereof, the principal amount of the Note and interest accrued (if any) through the date of conversion, into shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) at the conversion price of $0.30 per share. It is understood that any Common Stock issued on conversion of this Note will bear a restrictive legend, and have “piggyback” registration rights.

2. This Note shall at all times be wholly subordinate and junior in right of payment to the payment of all indebtedness of the Company (whether now outstanding or hereafter acquired) which is not, by its express terms, pari passu or subordinate to the indebtedness evidenced by this Note.

3. This Note is issued by the Company in favor of the Payee, and includes as consideration to the Payee, the issuance to the Payee of a warrant to purchase seventy-five thousand (75,000) shares of the Company’s Common Stock, at an exercise price of $0.30 per share, in addition to any securities issuable upon conversion of this Note, if applicable.

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4. This Note shall bear interest at 8% per annum, with interest beginning to accrue six months following the Effective Date through the Maturity Date. Interest shall be paid quarterly, unless deferred by the Company at the increased rate of interest set forth in Section 7 below. Except if this Note is converted as provided herein, payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

5. As long as this Note remains outstanding, if the Company consummates an equity financing, merger, or any form of change of control (a “Triggering Event”) then the holder of such Note may exchange the Note for the securities or any other form of consideration issued by the Company in such Triggering Event.

6. As used herein, a “Default” means a material default by the Company of this Note, or the Warrant issued by the Company to Payee on the date hereof. The deferral of quarterly interest payments by the Company at the increased interest rate set forth in Section 7 below shall not constitute a Default.

7. Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of 12% per annum; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law. Upon the occurrence of a Default and receipt of written notice by the Company from Payee of such Default, the principal and interest due hereunder shall be immediately due and payable by the Company to Payee, unless such Default is waived by the Payee.

8. Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

9. All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

10. The Company agrees to pay all reasonable costs of collection, including attorneys’ fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys’ fees shall be such amount as the court shall adjudge reasonable.

11. This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Ohio.

12. This Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, without premium or penalty.

13. This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company, without the consent of the Payee, which consent shall not be unreasonably withheld.

So long as this Note is outstanding, the Company shall operate its business in the ordinary course of business consistent with past practice and shall not take any action, or omit to take any action, which has or is reasonably likely to have a material adverse effect on the Company or its business, properties, assets, financial condition or prospects.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of October 22, 2017, to be effective as of September 21, 2017.

INTELLINETICS, INC.

By:
Name:	James F. DeSocio
Title:	Chief Executive Officer

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